Exhibit 99.1


Investor Contact:                                             Media Contact:
(615) 855-5525                                                (615) 855-5209


DOLLAR GENERAL REPORTS INCREASED MAY SALES

GOODLETTSVILLE, Tenn. - June 6, 2002 - Dollar General Corporation (NYSE: DG) today reported total retail sales for the four-week period ended May 31, 2002, equaled $446.1 million compared with $375.5 million last year, an increase of
18.8 percent. Same-store sales for the May period increased 9.6 percent compared with an 8.3 percent increase in the May period of 2001. The average customer purchase in May was approximately $8.20, an increase of 2% compared with the average transaction in the same period last year. Customer transactions in same-stores increased approximately 8%.

For the 17 weeks ended May 31, 2002, Dollar General total retail sales increased
16.4 percent to $1.8 billion from $1.6 billion in the same period a year ago. Same-store sales for the 17-week period increased 7.4 percent.

May sales by major merchandise category:


                                         2002                     2001              Est. Same-Store
                                    Percent of Sales         Percent of Sales         Sales Change
                                    ----------------         ----------------         ------------
      Highly Consumable                   60%                      58%                   + 12%
      Home Products                       14%                      15%                   +  2%
      Basic Clothing                      10%                      11%                   +  0%
      Hardware and Seasonal               16%                      16%                   + 13%


June Sales Outlook:
-------------------
For the five-week period ending July 5, 2002, the Company expects total sales to increase 14-16 percent. Same-store sales are expected to increase 5-7 percent compared with a same-store sales increase of 8.4 percent in the June period last year. June sales results will be released on Thursday, July 11, 2002.

Weekly sales trends are announced on Mondays after the market closes and can be attained online at www.dollargeneral.com or by calling (615) 855-5529.

This press release contains historical and forward-looking information. The words "believe," "anticipate," "project," "plan," "expect," "estimate," "objective," "forecast," "goal," "intend," "will likely result," or " will continue" and similar expressions identify forward looking statements. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements. The factors that may result in actual results differing from such forward-looking information include, but are not limited to: the Company's ability to maintain adequate liquidity through its cash resources and credit facilities, including its ability to refinance or replace such facilities on favorable terms at the maturity thereof; the Company's ability to comply with the terms of the Company's credit facilities (or obtain waivers for non-compliance); the Company's ability to enter into new credit facilities on terms acceptable to the Company prior to the expiration in September 2002 of the terms of the Company's existing credit facilities, general transportation and distribution delays or interruptions; inventory risks due to shifts in market demand; changes in product mix; interruptions in suppliers' businesses; fuel price and interest rate fluctuations; a deterioration in general economic conditions caused by acts of war or terrorism; temporary changes in demand due to weather patterns; delays associated with building, opening and operating new stores; and the impact of the litigation and regulatory proceedings related to the restatement of the Company's financial statements, including the funding of the settlement of such litigation and the risk that the conditions to the effectiveness of such settlements, including approval by the courts, may not be realized.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

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